INDEPENDENT CONSULTANT AGREEMENT

This Independent Consultant Agreement (this “Agreement”) is dated effective as of the 4th day of December, 2018 (the “Effective Date”).

BETWEEN:

ICOx INNOVATIONS INC., a corporation duly incorporated under the laws of the state of Nevada with a business address at 4101 Redwood Avenue, Building F, Los Angeles, CA 90066

(email: jimmy.geiskopf@icoxinnovations.com)

(the “Company”)

AND:

SWAPAN KAKUMANU, an individual having an address at 193 Simcoe Circle SW, Calgary, Alberta T3H 4S3, Canada

(email: swapan.kakumanu@icoxinnovations.com)

(the “Consultant”)

WHEREAS:

A.       The Company is engaged in the business providing services to entities and persons who wish to conduct crypto currency offerings;

B.       The Consultant has considerable expertise in the general management of start-ups, financial and business matters; and

C.       The Company wishes to obtain, and the Consultant wishes to provide, certain services to the Company on the terms and conditions set out in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant (each, a “Party” and, together, the “Parties”) covenant and agree as follows:

1.	Services to be Provided

1.1	Commencing on the Effective Date, the Consultant will hold the position of Chief Financial Officer and provide such services to the Company as are described in Schedule A to this Agreement (the “Services”). The Consultant will also provide any other services not specifically mentioned in Schedule A, but which, by reason of the Consultant’s capability, he knows or ought to know are necessary to ensure that the best interests of the Company are maintained. The Consultant shall be reasonably available to perform the Services required under this Agreement.

1.2	The Consultant will report to the Board of Directors of the Company (the “Board”) and will keep the Board informed of all matters concerning the Services as requested by the Board from time to time.

1.3	The Consultant will perform the Services to the level of competence and skill one would reasonably expect from someone who has skills and experience similar to that of the Consultant. The Consultant shall devote sufficient working time, attention and ability in a timely manner to the Business of the Company (as defined herein), and to any associated company, as is reasonably necessary for the proper performance of the Services pursuant to this Agreement.

1.4	The Consultant will not have any right or authority, express or implied, to commit or otherwise obligate the Company in any manner whatsoever, except to the extent specifically authorized by the Board. The Consultant is not authorized to make any representation, contract or commitment on behalf of the Company unless, prior to such time, he is specifically authorized in writing to do so by the Board.

1.5	The Consultant will faithfully, honestly and diligently serve the Company, use his best efforts to promote the best interests of the Company and co-operate with the Company, and utilize maximum professional skill and care to ensure that the Services are rendered to the satisfaction of the Company.

1.6	The Consultant will comply with all applicable rules, laws and regulations, and all applicable Company policies (to the extent they have been provided to Consultant by the Company), having application to the carrying out and performance of his obligations under this Agreement.

1.7	At all times while on the Company’s premises or representing the Company in any other location in connection with the provision of the Services, the Consultant will observe the Company’s rules and regulations with respect to conduct, health, safety and protection of persons and property.

2.	Independent Consultant Relationship

2.1	It is expressly agreed that the Consultant’s relationship with the Company is that of an independent contractor in performing the Services under this Agreement, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship between the Consultant and the Company.

2.2	The Consultant will not be entitled to any of the benefits that the Company may make available to its employees from time to time, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. The Company will not pay any contribution to any pension plan, employment insurance or withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship on behalf of the Consultant.

2.3	The Consultant is solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to the performance of the Services and the consideration therefor under this Agreement.

2.4	The Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing the Services.

2.5	The Consultant represents and warrants that the Consultant has the right to provide the Services to the Company without violation of obligations to others and that any advice, information and documents given by the Consultant to the Company under this Agreement may be used fully and freely by the Company, unless otherwise so designated orally or in writing by the Consultant at the time of communication of such information.

3.	CONSIDERATION FOR SERVICES

3.1	As compensation for carrying out the Services during the term of this Agreement, the Company agrees to pay to the Consultant a consulting fee in the amount of $5,000 per month, to be paid on a monthly basis at the end of each month.

3.2	Unless otherwise waived by the Company, the Consultant will submit monthly reports to the Company showing the amount of hours worked by the Consultant on behalf of the Company during that period.

3.3	The Consultant may incur expenses in the name of the Company, provided such expenses relate solely to the carrying out of the Services pursuant to this Agreement. The Consultant will, as soon as practicable, forward all invoices for expenses incurred on behalf of the Company and the Company agrees to pay said invoices within 30 days of receipt. Any expenses of $500 or greater incurred by the Consultant in connection with the carrying out of the Consultant’s duties pursuant to this Agreement must be approved by the Company in writing prior to the incurring of such expenses by the Consultant, unless pre-approval is impractical or impossible.

4.	Term and Termination

4.1	This Agreement will commence on the Effective Date and will continue for twelve (12) months (the “Term”), unless terminated in accordance with Section 4.3 or renewed in accordance with Section 4.2.

4.2	Notwithstanding Section 4.1, this Agreement will automatically be renewed for subsequent terms of twelve (12) months unless the Company provides written notice to the Consultant by no later than 30 days prior to the last day of the applicable Term of its intention to not renew this Agreement. If this Agreement is renewed, the Board will perform an annual review of compensation paid to the Consultant, at the time such renewal is offered to the Consultant.

4.3	Notwithstanding Section 4.1, this Agreement may be terminated at any time by:

(a)	the Consultant giving at least 30 days advance notice in writing to the Company;

(b)	the Company by giving at least 30 days advance notice in writing to the Consultant; or

(c)	the Company without notice in the event that the Consultant: (i) breaches any term of this Agreement, (ii) neglects the Services or any other duty to be performed by the Consultant under this Agreement, (iii) engages in any conduct which is dishonest, or damages the reputation or standing of the Company, (iv) is convicted of any criminal act, (v) engages in any act of moral turpitude, (vi) files a voluntary petition in bankruptcy, or (vii) is adjudicated as bankrupt or insolvent.

4.4	Upon termination of this Agreement for any reason, the Consultant shall promptly deliver the following in accordance with the directions of the Company:

(a)	a final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination;

(b)	all documents pertaining to the Company or this Agreement, including, but not limited to, all Confidential Information, books of account, correspondence and contracts; and

(c)	all equipment and any other property belonging to the Company.

4.5	If this Agreement is terminated for any reason set forth in Section 4, then the Consultant will be entitled to the fees earned to the effective date of termination and any expenses incurred on behalf of the Company prior to the effective date of termination which are otherwise reimbursable by the Consultant pursuant to the terms of this Agreement.

4.6	The definitions contained in this Agreement and the rights and obligations contained in this Section 4 and in Sections 5, 6, 7 and 8 will survive any termination or expiration of this Agreement.

4.7	Upon the termination of this Agreement for whatever reason, the Consultant shall upon the request of the Company, immediately resign, without claim for compensation or severance of any kind whatsoever, from all offices and directorships held by him in the Company or any affiliated company and in the event of their respective failure to do so the Company is hereby irrevocably authorized to appoint its designated person in their respective names and on their behalf to execute any documents and to do all things requisite to give effect thereto.

4.8	The Consultant shall not, at any time after the termination of this Agreement, represent himself as being in any way connected with or interested in the business of the Company.

5.	Confidentiality

5.1	For the purposes of this Agreement, “Confidential Information” means information, whether or not originated by the Consultant, that relates to the business or affairs of the Company, its affiliates, clients, sales personnel or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients or suppliers (whether or not reduced to writing or designated or marked as confidential), including, but not limited to, the following:

(a)	any technical and non-technical information related to the Company’s business and current, future and proposed products and services of the Company, including, without limitation, Company Innovations (as defined herein), Company Property (as defined herein) and the Company’s information concerning research, development, design and product details and specifications, financial information, procurement requirements, engineering and manufacturing information, and business plans;

(b)	information relating to strategies, research, communications, business plans and financial data of the Company;

(c)	any information of or regarding the Company and its business which is not readily publicly available;

(d)	work product resulting from or related to work or projects performed, or to be performed, for the Company or its affiliates, including, but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(e)	any intellectual property contributed to the Company, and any other technical and business information of the Company and its affiliates which is of a confidential, trade secret and/or proprietary character;

(f)	marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Company that have been or are being discussed;

(g)	information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Company has agreed to keep confidential; and

(h)	any other information that becomes known to the Consultant as a result of this Agreement or the services performed hereunder, including information received by the Company from others, that the Consultant, acting reasonably, believes is confidential information or that the Company takes measures to protect.

5.2	The Consultant’s obligations under this Section 5 do not apply to any Confidential Information that the Consultant can demonstrate: (a) was in the public domain at or subsequent to the time the Confidential Information was communicated to the Consultant by the Company through no fault of the Consultant; (b) was rightfully in the Consultant’s possession free of any obligation of confidence at or subsequent to the time the Confidential Information was communicated to the Consultant by the Company; or (c) was independently developed by the Consultant without use of, or reference to, any Confidential Information communicated to the Consultant by the Company. A disclosure of any Confidential Information by Consultant in response to a valid order by a court or other governmental body or as otherwise required by law will not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes, provided, however, that the Consultant provides prompt prior written notice thereof to the Company to enable the Company to seek a protective order or otherwise prevent the disclosure

5.3	The Consultant acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company. The Consultant agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Consultant or disclosed to the Consultant as a result of or in connection with the Services. The Consultant agrees that, both during and after the termination of this Agreement, the Consultant will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure may be consented to by prior written authorization of the board of directors of the Company.

5.4	The Consultant may use the Confidential Information solely to perform the Services for the benefit of Company. The Consultant shall treat all Confidential Information with the same degree of care as the Consultant accords to the Consultant’s own confidential information, but in no case shall the Consultant use less than reasonable care. The Consultant shall immediately give notice to the Company of any unauthorized use or disclosure of the Confidential Information. The Consultant shall assist the Company in remedying any unauthorized use or disclosure of the Confidential Information.

5.5	All Confidential Information and any materials and items (including, without limitation, software, equipment, tools, artwork, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists) that the Company furnishes to the Consultant, whether delivered to the Consultant by the Company or made by the Consultant in the performance of the Services, and whether or not they contain or disclose Confidential Information (collectively, the “Company Property”), are the sole and exclusive property of the Company or the Company’s affiliates, suppliers or customers. The Consultant agrees to treat the Company Property with the same degree of care as the Consultant treats its own property, but in no case shall the Consultant use less than reasonable care. Within five (5) days after any request by the Company, the Consultant shall destroy or deliver to the Company, at the Company’s option: (a) all Company Property and (b) all materials and items in the Consultant’s possession or control that contain or disclose any Confidential Information. The Consultant will provide the Company a written certification of the Consultant’s compliance with the Consultant’s obligations under this Section 5.5.

5.6	During the term of this Agreement, the Consultant will not accept work, enter into a contract or accept an obligation in breach of the Consultant’s obligations under Section 7 of this Agreement, or the scope of the Services to be rendered for Company, under this Agreement. The Consultant warrants that, to the best of the Consultant’s knowledge, there is no other existing contract or duty on the Consultant’s part that conflicts with or is inconsistent with this Agreement.

5.7	The Consultant represents and warrants that the Consultant has not used and will not use, while performing the Services, any materials or documents of another company which the Consultant is under a duty not to disclose. The Consultant understands that, while performing the Services, the Consultant shall not breach any obligation or confidence or duty the Consultant may have to any current or former client or employer. The Consultant represents and warrants that it will not, to the best of its knowledge and belief, use or cause to be incorporated in any of the Consultant’s work product, any data software, information, designs, techniques or know-how which the Consultant or the Company does not have the right to use.

5.8	The Consultant will indemnify and hold harmless the Company from and against any and all third party claims, suits, actions, demands and proceedings against the Company and all losses, costs, damages, expenses, fees and liabilities related thereto arising out of or related to: (a) an allegation that any item, material or other deliverable delivered by the Consultant under this Agreement infringes any intellectual property rights or publicity rights of a third party, (ii) an alleged breach by the Consultant of any agreement between the Consultant and any third party, or (ii) any negligence by the Consultant or any other act or omission of the Consultant, including, without limitation, any breach of this Agreement by the Consultant.

6.	DISCLOSURE AND ASSIGNMENT OF WORK RESULTING FROM PROVISION OF SERVICES.

6.1	In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress. “Company Innovations” means Innovations that: (a) result or derive from the provision of the Services or from the Consultant’s knowledge or use of Confidential Information; (b) are conceived or made by the Consultant (individually or in collaboration with others) in the course of provision of the Services; (c) result from or derive from the use or application of the resources of the Company, its affiliates or suppliers; (d) relate to the Business of the Company or to actual or demonstrably anticipated research and development by the Company or its affiliates; or (e) the Consultant, solely or jointly with others, creates, derives, conceives, develops, makes or reduces to practice during the Term.

6.2	All Company Innovations shall be the exclusive property of the Company and the Company shall have sole discretion to deal with Company Innovations. The Consultant agrees that no intellectual property rights in the Company Innovations are or shall be retained by him. For greater certainty, all work done during the Term by the Consultant for the Company or its affiliates is the sole property of the Company or its affiliates, as the case may be, as the first author for copyright purposes and in respect of which all copyright shall vest in the Company or the relevant affiliate, as the case may be.

6.3	The Consultant agrees to maintain adequate and current records of all Company Innovations, which records shall be and remain the property of the Company. The Consultant agrees to promptly disclose and describe to the Company all Company Innovations. The Consultant hereby does and will irrevocably assign to the Company or the Company’s designee all of the Consultant’s right, title and interest in and to any and all Company Innovations and all associated records.

6.4	In consideration of the benefits to be received by the Consultant under the terms of this Agreement, the Consultant hereby irrevocably sells, assigns and transfers, and agrees in the future to sell, assign and transfer all right, title and interest in and to the Company Innovations and intellectual property rights therein, including, without limitation, all patents, copyright, industrial design, circuit topography and trademarks, and any goodwill associated therewith in Canada, the United States and worldwide to the Company and the Consultant shall hold all the benefits of the rights, title and interest mentioned above in trust for the Company prior to the assignment to the Company, save and except for any moral rights which the Consultant shall waive. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by the Consultant to the Company, the Consultant hereby grants to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Company Innovations. To the extent any of the rights, title and interest in and to the Company Innovations can neither be assigned nor licensed by the Consultant to the Company, the Consultant hereby irrevocably waives and agrees never to assert the non-assignable and non-licensable rights, title and interest against the Company, any of the Company’s successors in interest, or any of the Company’s customers.

6.5	The Consultant agrees to perform, during and after the Term, all acts that the Company deems necessary or desirable to permit and assist the Company, at its expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations as provided to the Company under this Agreement. If the Company is unable for any reason to secure the Consultant’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any Company Innovations as provided under this Agreement, the Consultant hereby irrevocably designates and appoints the Company and the Company’s duly authorized officers and agents as the Consultant’s agents and attorneys-in-fact to act for and on the Consultant’s behalf and instead of the Consultant to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights in, to and under the Company Innovations, all with the same legal force and effect as if executed by the Consultant. The foregoing is deemed a power coupled with an interest and is irrevocable.

6.6	If the Consultant incorporates or permits to be incorporated any Innovations relating in any way, at the time of conception, reduction to practice, creation, derivation, development or making of the Innovation, to the Company’s business or actual or demonstrably anticipated research or development but which were conceived, reduced to practice, created, derived, developed or made by the Consultant (solely or jointly) either unrelated to the Consultant’s work for Company under this Agreement or prior to the Effective Date (collectively, the “Out-of-Scope Innovations”) into any of the Company Innovations, then the Consultant hereby grants to the Company and the Company’s designees a royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to the Out-of-Scope Innovations. Notwithstanding the foregoing, the Consultant agrees that the Consultant shall not incorporate, or permit to be incorporated, any Innovations conceived, reduced to practice, created, derived, developed or made by others or any Out-of-Scope Innovations into any Company Innovations without the Company’s prior written consent.

7.	NON-INTERFERENCE WITH BUSINESS

7.1	In this Agreement, “Business of the Company” means the business of providing services for blockchain initial coin offerings.

7.2	The Consultant agrees that, during the Term, he will not, on his own behalf or on behalf of or in connection with any third party, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employer, employee, principal, agent, director, officer, joint venturer, partner, shareholder or other equity holder, lender or other debt holder, independent contractor, licensor, licensee, franchisor, franchisee, distributor, consultant, financier, supplier or trustee, or by or through any company, cooperative, partnership, trust, unincorporated association or otherwise, anywhere in North America:

(a)	carry on, be engaged in, have any financial or other interest in or be otherwise commercially involved in any endeavour, activity or business which is in competition with the Business of the Company;

(b)	canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any customer, prospective customer or supplier of the Company to supply or purchase any goods or services that are substantially the same as or in competition with goods or services supplied in the Business of the Company;

(c)	accept (or procure or assist the acceptance of) any business from any customer, prospective customer, sales personnel or supplier that is substantially the same as or in competition with the Business of the Company; or

(d)	supply (or procure or assist the supply of) any goods or services to any customer, prospective customer, sales personnel or supplier that are substantially the same as or in competition with the goods or services supplied in the Business of the Company.

7.3	During the Term, and for a period of one (1) year immediately following the termination or expiration of this Agreement, the Consultant agrees not to solicit or induce any customer, prospective customer, supplier, sales personnel, employee or independent contractor involved with the Company to terminate or breach any employment, contractual or other relationship with Company, or to otherwise discontinue or alter such third party’s relationship with the Company.

7.4	During the Term, and for a period of six (6) months immediately following the termination or expiration of this Agreement, the Consultant agrees not to, on his own behalf or on behalf of or in connection with any third party, directly or indirectly, in any capacity whatsoever, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including without limitation the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company or any of its affiliates, officers, directors, employees, consultants or advisors.

8.	General

8.1	This Agreement contains the entire Agreement and obligation between the Parties with respect to its subject matter. No amendment to this Agreement will be valid or effective unless in writing and signed by both Parties.

8.2	The Parties agree that the Consultant’s obligations under this Agreement are of a unique character that gives them particular value, and that the Consultant’s breach of any of these obligations will cause irreparable and continuing damage to the Company for which money damages are insufficient. The Company is entitled to injunctive relief, a decree for specific performance, and all other relief as may be proper (including money damages if appropriate), without the need to post a bond.

8.3	The Consultant acknowledges that the restrictions contained in Section 5, 6 and 7 are, in view of the nature of the Business of the Company, reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that any violation of any provision of those Sections could result in irreparable injury to the Company. The Consultant agrees that, in the event it violates any of the restrictions referred to in Section 5, 6 and 7, the Company shall be entitled to such injunctive relief or other remedies at law or in equity which the Court deems fit.

8.4	The Consultant expressly acknowledges that this Agreement is reasonable and valid in all respects and irrevocably waives (and irrevocably agrees not to raise) as a defence any issue of reasonableness in any proceeding to enforce any provision of this Agreement, the intention of the Parties being to provide for the legitimate and reasonable protection of the interests of the Company by providing, without limitation, for the broadest scope, the longest duration and the widest territory allowable by law.

8.5	The Consultant agrees to indemnify the Company from all losses, claims, actions, damages, assessments or demands (including reasonable legal fees and expenses) which result from negligent acts or omissions of the Consultant in providing the Services. Notwithstanding the foregoing, the Company agrees that the Consultant will be covered by the Company’s Directors & Officers and Employment Practices Liability Insurance, once such insurance is obtained by the Company.

8.6	Any notice, request, demand or other communication hereunder shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile or email, when sent, if sent during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; or (e) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the first page of this Agreement or to such other address as either Party may advise the other in writing from time to time in accordance with this Section 8.6.

8.7	Each Party will be responsible for all of its own expenses, legal and other professional fees, disbursements, and all other costs incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and all documents and instruments relating hereto. The Parties agree that they have had adequate opportunity to seek independent legal advice with respect to the subject matter of this Agreement, and have either obtained such advice or consciously chosen not to do so with full knowledge of the risks associated with not obtaining such legal advice.

8.8	If any provision of this Agreement, including as to term or geographical area, is held to be illegal, invalid or unenforceable under present or future laws by any court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the legality, enforceability or validity of any other provisions of this Agreement or of the same provision as applied to any other fact or circumstance, and such illegal, unenforceable or invalid provision shall be modified to the minimum extent necessary to make such provision legal, valid or enforceable.

8.9	Time shall be of the essence of this Agreement.

8.10	The Consultant may not sell, assign or transfer any rights or interests created under this Agreement or delegate any of the Consultant’s duties without the prior written consent of the Company.

8.11	The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

8.12	This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia, and the federal laws of Canada applicable therein, and each Party irrevocably submits to the exclusive jurisdiction of courts of competent jurisdiction in the Province of British Columbia.

8.13	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or electronic form and the Parties agree that any signature delivered by electronic transmission will be deemed to be the original signature of the delivering Party.

8.14	Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of United States.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the day and year first written above.

ICOx INNOVATIONS INC.

Per:	/s/ James Geiskopf

SIGNED, SEALED AND DELIVERED BY SWAPAN KAKUMANU IN THE PRESENCE OF:	) )	SWAPAN KAKUMANU
)
)
Witness Signature	)
	)	/s/ Swapan Kakuamnu
Witness Name	)	SWAPAN KAKUMANU
)
Witness Address	)
)
)
)
Witness Occupation	)

SCHEDULE A

SERVICES

Defined terms used but not otherwise defined in this Schedule A have the meaning ascribed thereto in the Independent Consultant Agreement dated effective December 4, 2017 (the “Agreement”) between Swapan Kakumanu (the “Consultant”) and ICOx Innovations Inc. (the “Company”) of which this Schedule A forms part.

The Services to be provided by the Consultant under the Agreement are as follows:

(a)	financial reporting, including oversight of preparation of financial statements, reports and disclosure documents, coordination with any outside accountant or auditor in the preparation of any regulatory disclosure documents, and certifying required regulatory filings with applicable securities commissions and stock exchanges;

(b)	economic strategy and forecasting, including studying, analyzing and reporting on trends and opportunities for expansion and projection of Company growth and acquisitions or research;

(c)	preparation for and analyzing of, or preparing budgets for, the Company’s business activities;

(d)	undertaking financing activities and supervising the Company’s investments;

(e)	overseeing the Company’s accounting, which will include reviewing and payment of expense reports and all other Company expenses, and monitoring income of the Company and its affiliates;

(f)	reviewing communications Company personnel have with outside parties that may affect any existing and future investments of, or funding for, the Company;

(g)	contributing to establishing and managing the Company’s legal and compliance infrastructure; and

(h)	such other activities as are reasonably directed by the Board.